AMENDED EMPLOYMENT AGREEMENT

THIS AMENDED EMPLOYMENT AGREEMENT (hereinafter "Agreement"), is made and effective the 1st day of January, 2012, by and between **ANTHONY A. MAHER** ("Maher") and **PCS EDVENTURES!.COM, INC.**, an Idaho corporation ("the Company").

RECITALS

A. Maher and the Company entered into an Employment Agreement relating to the terms of Maher's continued employment with the Company on August 26, 2011;

B. Maher and the Company desire to amend certain terms of the Employment Agreement effective January 1, 2012;

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Company and Maher hereby enter into this Amended Employment Agreement, effective January 1.2012.

1. The Employment Agreement dated August 26, 2011 is hereby rescinded effective December 31, 2011, and is of no further legal effect.

2. The Company hereby employs Maher and Maher hereby accepts employment with the Company effective January 1, 2012.

3. Maher's employment with the Company shall be "at will". Either the Company or Maher may terminate this agreement and Maher's employment with the Company at any time, for any reason or no reason, upon written notice no less than 30 days prior to the effective date of such termination.

4. The Company shall pay to Maher a monthly salary of $7,500 per month, payable at Maher's option either one half thereof on the 15th of the month or one half on the last day of the month, or the full amount of the monthly salary on the last day of the month. Maher shall be eligible for such increases in salary as may be determined by the Chief Executive Officer and the Board of Directors of the Company as appropriate, if any, during Maher's future employment with the Company. Maher shall be eligible as a full time employee for participation in the Company's health, dental, vision and other group insurance plans in accordance with the terms of such plans as currently exist and as may be amended from time to time in the future. As an employee Maher shall continue to be eligible for participation in and eligible for any benefits or awards deemed by the Board of Directors of the Company to be appropriate under the Company's 2009 Equity Incentive Plan as the same exists and may be amended or restated from time to time in the future. The Company shall pay or reimburse Maher for monthly cell phone expense. The Company shall reimburse Maher for any business, client or vendor entertainment or meal expense consistent with the Company's policies as set forth in the Employee Handbook. Maher shall be entitled to four weeks of paid vacation annually, and to such other medical and family leave benefits as are available to full time employees of the Company.

5. Maher's responsibility as an employee of the Company shall be to assist the Company, its Chief Executive Officer, Chief Financial Officer and Board of Directors in Business Development, Strategic Planning related thereto, the EB-5 Immigration Program, Corporate Finance, and such other responsibilities as the Company, its Board of Directors, Chief Executive Officer and Chief Financial Officer may request from time to time.

6. Maher is currently a personal guarantor of certain debt obligations of the Company to Bank of the Cascades and US Bank, for one or more lines of credit and one or more credit cards, which lines of credit and/or credit cards still currently have a

balance due. The Company agrees to defend, indemnify, and hold Maher harmless against any liability which may arise in the future for any such liability as personal guarantor of such obligations. The Company agrees to use its best efforts, and as soon as reasonably practical, to remove Maher as a personal guarantor or have the Banks agree to terminate the personal guarantees of Maher of such obligations.

7. Maher is a Shareholder of the Company and has certain options granted to Maher to purchase common stock of the Company. Nothing herein is intended to invalidate or terminate any rights of Maher as a Shareholder of the Company, and any and all options to purchase common stock of the Company held by Maher, currently existing or granted in the future, shall not be affected by this Amended Employment Agreement, and shall be enforceable pursuant to the terms of any and all such stock option agreements or awards.

8. As an employee of the Company, Maher acknowledges and agrees to be bound by the Company's policies regarding Trade Secrets, Confidential Information, Nondisclosure, and Insider Trading as set forth in the Employee Handbook of the Company and as set forth separately in other documents and agreements between the Company and its employees, and as the same may be amended from time to time.

IN WITNESS WHEREOF, the parties have executed this Amended Employment Agreement to be effective as first above written.

"EMPLOYER"

PCS EDVENTURES!.COM, INC.

By____________________________

Robert Grover
Chief Executive Officer

"EMPLOYEE"

ANTHONY A. MAHER